THIRD AMENDMENT TO
                             SHAREHOLDERS AGREEMENT


         This THIRD AMENDMENT TO SHAREHOLDERS AGREEMENT (this "AMENDMENT") is entered into by and between FOREST OIL CORPORATION, a New York corporation ("FOREST"), and THE ANSCHUTZ CORPORATION, a Kansas corporation ("ANSCHUTZ"), this 1st day of September, 1998.

         Forest and Anschutz have entered into that certain Shareholders Agreement dated as of July 27, 1995, and amended by a First Amendment to Shareholders Agreement dated as of January 24, 1996 and a Second Amendment to Shareholders Agreement dated as of June 25, 1998 (the "SHAREHOLDERS AGREEMENT").

         NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements herein contained, and the mutual benefits to be derived therefrom the parties agree as follows (terms used but not otherwise defined shall have the same meaning as in the Shareholders Agreement):

         1. Article I of the Shareholders Agreement is hereby amended by adding the following definition:

             "Shares" means the Purchaser Shares, the Forest Shares and the other shares of Common Stock beneficially owned by Anschutz from time to time.

         2. Section 3.2(f) is hereby amended in its entirety to read as follows:

                           (f) each transfer in a Business Combination Transaction approved by the board of Directors of the Company, including a majority of Independent Directors, or by two-thirds of the shares of common Stock voted with respect to the transaction (in which the Purchaser Shares are voted in accordance with the restrictions contained in Section 3.1, if applicable); and

         3. The first paragraph of Section 3.3(a) is hereby amended in its entirety to read as follows:

                           SECTION 3.3      PURCHASER PURCHASE RESTRICTIONS.

                                    (a)     Purchaser  shall not, and shall
         not cause or permit its Affiliates or any Group including Purchaser or any of its Affiliates to, acquire shares of Common Stock, which when combined with shares of Common Stock then owned by Purchaser and its Affiliates, after giving effect to the acquisition and each related Transaction, would result in Purchaser beneficially owning 50% or more of the shares of Common Stock then issued and outstanding, except that such restriction on purchase shall not be applicable to each of the following acquisitions:

         4. Anschutz hereby acknowledges that Forest is a party to a number of seismic licensing agreements. Anschutz agrees that it will not use its position as a shareholder of Forest to use in any manner seismic data obtained by Forest pursuant to such agreements, to the extent such use subjects Forest to demands by licensors for the return of the data or to cause Forest to owe any penalties, additional fees, royalties or other expenses to the licensors under such agreements.

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         5.  Except as expressly amended hereby,  the Shareholders  Agreement is hereby ratified and confirmed, and as hereby amended, shall remain in full force and effect in accordance with its terms, conditions and provisions.


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         EXECUTED in multiple counterparts,  each having the force and effect of an original, effective as of the date first written above.


                                           FOREST OIL CORPORATION


                                           By:    /s/ DANIEL L. MCNAMARA
                                                 -----------------------------
                                           Name:      Daniel L. McNamara
                                                 -----------------------------
                                           Title:     Secretary
                                                 -----------------------------


                                           THE ANSCHUTZ CORPORATION


                                           By:    /s/ CRAIG D. SLATER
                                                 -----------------------------
                                           Name:      Craig D. Slater
                                                 -----------------------------
                                           Title:     Vice President
                                                 -----------------------------

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